Exhibit 99.1

ResMed Inc. Announces Results for the Second Quarter of Fiscal Year 2016

Revenue increased 7% to $454.5 million; up 13% on a constant currency basis

GAAP diluted earnings per share of $0.64; non-GAAP diluted earnings per share of $0.69

Operating cash flow of $147.4 million in the second quarter

Company repurchased 700,000 shares in the second quarter

San Diego, January 21, 2016 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended December 31, 2015. Revenue for the quarter was $454.5 million, a 7 percent increase compared with the quarter ended December 31, 2014; this is a 13 percent increase on a constant currency basis.

“We remain focused on delivering strong long-term growth from our sleep-disordered breathing and respiratory care businesses. Our team continued to deliver double-digit constant currency growth this quarter,” said Mick Farrell, ResMed’s chief executive officer. “Our Americas region was a significant contributor this quarter, as our customers continued to show their strong preference for our offerings, including Air Solutions cloud-based software, AirSense devices, and AirFit patient interface systems.

“We have expanded our respiratory care business into the field of long-term oxygen therapy. Last week we announced a definitive agreement to acquire Inova Labs in Austin, Texas. This will add portable oxygen concentrators, complementing our non-invasive ventilators, and providing yet another ResMed therapy option for patients with chronic obstructive pulmonary disease, or COPD.”

Farrell continued, “In the 15 months since we launched our Air Solutions platform, ResMed has transformed into a tech-driven medical device company. As the global leader of connected care for medical devices, we are liberating healthcare data, improving outcomes, and unlocking value by providing actionable information for patients, physicians, providers and payors, literally every morning.”

Analysis of second quarter results

In the second quarter of fiscal year 2016, revenue in the Americas was $269.5 million, a 17 percent increase over the prior year’s quarter. Revenue in combined EMEA and APAC was $185.0 million, a 4 percent decrease compared with the quarter ended December 31, 2014; this is a 7 percent increase on a constant currency basis.

Gross margin in the second quarter was 58.6 percent, but this included a one-time benefit relating to the release of $2.4 million in accrued expenses associated with the SERVE-HF field safety notice. Excluding this benefit, gross margin for Q2 FY16 was 58.1 percent; this is lower than the prior year’s quarter, mainly due to declines in average selling prices and an unfavorable geographic and product mix.

Income from operations for the quarter was $108.0 million, a 1 percent decrease compared with the quarter ended December 31, 2014. Non-GAAP income from operations for the quarter was $116.9 million, a 5 percent increase compared with the quarter ended December 31, 2014.

Selling, general and administrative expenses were $118.2 million for the second quarter of fiscal year 2016, a 4 percent decrease over the quarter ended December 31, 2014; this is a 4 percent increase on a constant currency basis. SG&A expenses improved to 26.0 percent of revenue in the quarter, compared with 29.0 percent in the quarter ended December 31, 2014.

Research and development expenses were $29.0 million for the second quarter of fiscal year 2016, or 6.4 percent of revenue. R&D expenses decreased by 1 percent compared with the quarter ended December 31, 2014; this is a 14 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $4.4 million during the quarter. Stock-based compensation costs incurred during the quarter of $11.5 million consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Net income for the quarter was $90.5 million, a 1 percent decrease compared with the quarter ended December 31, 2014. Non-GAAP net income for the quarter ended December 31, 2015 was $97.5 million, a 5 percent increase compared with the quarter ended December 31, 2014 (non-GAAP measures exclude the SERVE-HF accrual release, amortization of acquired intangibles, and $5.2 million in net restructuring expenses associated with rationalizing our European facilities).

GAAP diluted earnings per share for the quarter were $0.64.

Non-GAAP diluted earnings per share for the quarter were $0.69.

Cash flow from operations for the quarter was $147.4 million.

Share repurchase program

During the quarter, the company repurchased 700,000 shares at a cost of $40.1 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.30 per share. The dividend will have a record date of February 11, 2016, payable on March 17, 2016. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be February 9, 2016 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from February 10, 2016 through February 11, 2016 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investors.resmed.com. Please go to this section of the website and click on the icon for the “Q2 2016 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 4360562. The telephone replay will be available until February 4, 2016.

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 4,000 employees and a presence in over 100 countries, the company has been pioneering new and innovative devices and treatments for sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases for more than 25 years. ResMed’s world-leading products and innovative solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.resmed.com or follow @resmed on Twitter.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements—including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions—are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

Net revenue	$454,540	$422,952	$866,187	$803,351
Cost of sales	190,433	159,730	363,461	302,816
SERVE-HF accrual release(1)	(2,402)	-	(2,402)	-
Gross profit	266,509	263,222	505,128	500,535

Operating expenses:
Selling, general and administrative	118,219	122,520	229,314	233,041
Research and development	28,970	29,294	56,162	59,318
Restructuring expenses(1)	6,914	-	6,914	-
Amortization of acquired intangible assets(1)	4,429	2,262	6,736	4,355
Total operating expenses	158,532	154,076	299,126	296,714
Income from operations(1)	107,977	109,146	206,002	203,821

Other income (expenses), net:
Interest income (expense), net	2,476	5,418	5,898	11,003
Other, net	3,242	947	1,239	2,617
Total other income (expenses), net	5,718	6,365	7,137	13,620

Income before income taxes	113,695	115,511	213,139	217,441
Income taxes	23,178	24,330	42,220	43,001
Net income(1)	$90,517	$91,181	$170,919	$174,440

Basic earnings per share	$0.65	$0.65	$1.22	$1.25
Diluted earnings per share	$0.64	$0.64	$1.21	$1.22
Non-GAAP diluted earnings per share(1)	$0.69	$0.65	$1.27	$1.25

Basic shares outstanding	139,926	140,048	140,118	140,104
Diluted shares outstanding	141,148	142,202	141,532	142,468

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$658,804	$717,249
Accounts receivable, net	331,747	362,568
Inventories	237,463	246,859
Prepayments, deferred income taxes and other current assets	122,827	117,506
Total current assets	1,350,841	1,444,182
Property, plant and equipment, net	375,224	387,758
Goodwill and other intangible assets, net	466,418	311,403
Deferred income taxes and other non-current assets	46,528	40,917
Total non-current assets	888,170	740,078
Total assets	$2,239,011	$2,184,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,580	$81,112
Accrued expenses	147,662	132,976
Deferred revenue	36,101	36,097
Income taxes payable	12,427	16,278
Deferred income taxes	815	796
Short-term debt	985	-
Total current liabilities	265,570	267,259
Non-current liabilities:
Deferred income taxes	15,665	8,062
Deferred revenue	28,928	19,284
Income taxes payable	1,754	1,754
Other long term liabilities	2,232	-
Long-term debt	400,591	300,594
Total non-current liabilities	449,170	329,694
Total liabilities	714,740	596,953
STOCKHOLDERS’ EQUITY:
Common stock	560	562
Additional paid-in capital	1,268,374	1,228,795
Retained earnings	2,062,885	1,976,020
Treasury stock	(1,546,611)	(1,444,554)
Accumulated other comprehensive income	(260,937)	(173,516)
Total stockholders’ equity	$1,524,271	$1,587,307
Total liabilities and stockholders’ equity	$2,239,011	$2,184,260

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Six Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$170,919	$174,440
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,920	37,451
Impairment of long-lived asset	2,815	-
Changes in fair value of business combination contingent consideration	(105)	(132)
Gain on disposal of business	-	(709)
Stock-based compensation costs	23,841	23,084
Excess tax benefit from stock-based compensation arrangements	(10,710)	(10,889)
Impairment of cost method investment	750	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	24,533	11,067
Inventories, net	8,751	(64,406)
Prepaid expenses, net deferred income taxes and other current assets	14,398	(4,309)
Accounts payable, accrued expenses and other liabilities	(5,600)	26,941
Net cash provided by operating activities	269,512	192,538
Cash flows from investing activities:
Purchases of property, plant and equipment	(30,934)	(39,675)
Patent registration costs	(4,902)	(4,810)
Business acquisitions, net of cash acquired	(152,118)	(17,781)
Investments in cost-method investments	(7,582)	(10,500)
Proceeds from sale of business	-	468
Payments on maturity of foreign currency contracts	(28,326)	(28,300)
Net cash used in investing activities	(223,862)	(100,598)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	8,066	9,931
Excess tax benefit from stock-based compensation arrangements	10,710	10,889
Purchases of treasury stock	(102,058)	(84,055)
Payment of business combination contingent consideration	(1,120)	(458)
Proceeds from borrowings, net of borrowing costs	200,000	149,000
Repayment of borrowings	(100,160)	(19)
Dividends paid	(84,054)	(78,477)
Net cash (used in) / provided by financing activities	(68,616)	6,811
Effect of exchange rate changes on cash	(35,479)	(123,786)
Net increase / (decrease) in cash and cash equivalents	(58,445)	(25,035)
Cash and cash equivalents at beginning of period	717,249	905,730
Cash and cash equivalents at end of period	658,804	880,695

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
GAAP income from operations	$107,977	$109,146	$206,002	$203,821
SERVE-HF accrual release (A)	(2,402)	-	(2,402)	-
Restructuring expenses (A)	6,914	-	6,914	-
Amortization of acquired intangible assets (A)	4,429	2,262	6,736	4,355
Non-GAAP income from operations (excluding the impact of SERVE-HF accrual release, restructuring expenses and amortization of acquired intangible assets)	$116,918	$111,408	$217,250	$208,176
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:
	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
GAAP net income	$90,517	$91,181	$170,919	$174,440
SERVE-HF accrual release, net of tax (A)	(1,682)	-	(1,682)	-
Restructuring expenses, net of tax (A)	5,204	-	5,204	-
Amortization of acquired intangible assets, net of tax (A)	3,439	1,707	5,156	3,308
Non-GAAP net income (A)	$97,478	$92,888	$179,597	$177,748
Diluted shares outstanding	141,148	142,202	141,532	142,468
GAAP diluted earnings per share	$0.64	$0.64	$1.21	$1.22
Non-GAAP diluted earnings per share (A)	$0.69	$0.65	$1.27	$1.25

(A)	ResMed excludes the impact of release of SERVE-HF accrual, restructuring expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that diluted earnings per share, which exclude the impact of the SERVE-HF accrual release, restructuring expenses and amortization of acquired intangible assets, is an additional measure of performance investors can use to compare operating results between reporting periods.

ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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